Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3/A) and related Prospectus of Pacific Biosciences of California, Inc. for the registration of shares of our common stock issuable upon the exercise of warrants, and to the incorporation by reference therein of our reports dated March 15, 2013, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Pacific Biosciences of California, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

April 19, 2013